Exhibit 99.1

Digimarc Reports Fourth Quarter and Fiscal Year 2021 Financial Results

Beaverton, Ore. – March 2, 2022 – Digimarc Corporation (NASDAQ: DMRC) reported financial results for the fourth quarter and fiscal year ended December 31, 2021.

Fourth Quarter 2021 Financial Results

Revenue for the fourth quarter of 2021 increased 28% to $7.1 million compared to $5.6 million in the fourth quarter of 2020, reflecting higher subscription revenue, primarily related to the sale of 10 non-core patents from our patent portfolio, and higher service revenue, primarily related to increased HolyGrail 2.0 activities.

Operating expenses for the fourth quarter of 2021 increased 13% to $13.2 million compared to $11.7 million in the fourth quarter of 2020, reflecting $1.0 million of non-recurring legal and accounting costs incurred for the acquisition of EVRYTHNG Limited. Excluding these non-recurring costs, operating expenses increased $0.4 million, or 4%, to $12.1 million, reflecting higher consulting, travel and marketing costs.

Operating loss for the fourth quarter of 2021 increased 5% to $8.2 million compared to $7.8 million in the fourth quarter of 2020, due to higher operating expenses partially offset by higher revenue.

Net loss for the fourth quarter of 2021 increased 5% to $8.2 million or $(0.50) loss per common share compared to $7.8 million or $(1.27) loss per common share in the fourth quarter of 2020. The loss per common share in the fourth quarter of 2020 was impacted by an $11.4 million adjustment representing the intrinsic value of the Series B Convertible Preferred Stock issued to TCM|Strategic Partners LLP that converted to common stock in December 2020.

Fiscal Year 2021 Financial Results

Revenue for fiscal year 2021 increased 11% to $26.5 million compared to $24.0 million in fiscal year 2020, reflecting higher subscription revenue, primarily related to the sale of 10 non-core patents from our patent portfolio and from contracts with new customers, and higher service revenue, primarily related to increased HolyGrail 2.0 activities.

Operating expenses for fiscal year 2021 increased 18% to $57.6 million compared to $48.9 million in fiscal year 2020, reflecting $6.2 million of non-recurring cost incurred under the Separation Agreement and General Release we entered into with our former chief executive officer in April 2021 upon his retirement and $1.1 million of non-recurring legal and accounting costs incurred for the acquisition of EVRYTHNG Limited. Excluding these non-recurring costs, operating expenses increased $1.4 million, or 3%, to $50.3 million, reflecting higher consulting and recruiting costs, partially offset by lower compensation costs.

Operating loss for fiscal year 2021 increased 21% to $39.9 million compared to $32.8 million in fiscal year 2020, due to higher operating expenses partially offset by higher revenue.

Other income, net for fiscal year 2021 was $5.1 million, reflecting a $5.1 million gain realized on the forgiveness of our Paycheck Protection Program loan in September 2021.

Net loss for fiscal year 2021 increased 7% to $34.8 million or $(2.11) loss per common share compared to a net loss of $32.5 million or $(3.41) loss per common share in fiscal year 2020. The loss per common share in fiscal year 2020 was impacted by the same $11.4 million adjustment noted above.

At December 31, 2021, cash, cash equivalents, short- and long-term marketable securities totaled $41.6 million compared to $77.7 million at December 31, 2020.

Conference call

Digimarc will hold a conference call today (Wednesday, March 2, 2022) to discuss these results and provide an update on market conditions and execution of strategy. CEO Riley McCormack, CFO Charles Beck and CLO Robert Chamness will host the call starting at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). A question and answer session will follow management’s presentation.

The conference call will be broadcast live and available for replay here and in the investor section of the company's website. The conference call script will also be posted to the company's website shortly before the call.

For those who wish to call in via telephone to ask a question, please dial the number below at least five minutes before the scheduled start time:

Toll-Free Number: 866-562-9934
International Number: 706-679-0638
Conference ID: 8569889

If you have any difficulty connecting with the conference call, please contact Lara Burhenn at +1 503-469-4704.

Company contact:

Charles Beck

Chief Financial Officer
charles.beck@digimarc.com

+1 503-469-4721

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About Digimarc

Digimarc Corporation (NASDAQ: DMRC) is a pioneer and leader in digital watermarking solutions and the automatic identification of media, including packaging, commercial print, digital images, audio and video. Digimarc helps customers drive efficiency, accuracy and security across physical and digital supply chains. Visit us at digimarc.com on LinkedIn and follow us on Twitter @digimarc to learn more.

Forward-looking statements

Except for historical information contained in this release, the matters described in this release contain various “forward-looking statements.” These forward-looking statements include statements identified by terminology such as “will,” “should,” “expects,” “estimates,” “predicts” and “continue” or other derivations of these or other comparable terms. These forward-looking statements are statements of management's opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic, business and regulatory factors. More detailed information about risk factors that may affect actual results are outlined in the company's Form 10-K for the year ended December 31, 2020, and in subsequent periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Digimarc Corporation

Consolidated Income Statement Information

(in thousands, except per share amounts)

(Unaudited)

	Three Month Information		Twelve Month Information
	December 31,	December 31,	December 31,	December 31,
	2021	2020	2021	2020
Revenue:
Service	$3,499	$2,899	$15,006	$13,881
Subscription	3,626	2,654	11,514	10,109
Total revenue	7,125	5,553	26,520	23,990
Cost of revenue:
Service	1,584	1,136	6,299	5,827
Subscription	586	559	2,478	2,107
Total cost of revenue	2,170	1,695	8,777	7,934
Gross profit:
Service	1,915	1,763	8,707	8,054
Subscription	3,040	2,095	9,036	8,002
Total gross profit	4,955	3,858	17,743	16,056
Gross profit margin:
Service	55%	61%	58%	58%
Subscription	84%	79%	78%	79%
Total gross profit margin	70%	69%	67%	67%

Operating expenses:
Sales and marketing	4,568	4,428	20,433	18,845
Research, development and engineering	4,612	4,011	17,542	17,314
General and administrative	4,023	3,253	19,634	12,710
Total operating expenses	13,203	11,692	57,609	48,869

Operating loss	(8,248)	(7,834)	(39,866)	(32,813)
Other income:
Gain on extinguishment of note payable	—	—	5,094	—
Other income (loss)	3	20	29	277
Other income, net	3	20	5,123	277

Loss before income taxes	(8,245)	(7,814)	(34,743)	(32,536)
Benefit (provision) for income taxes	1	(2)	(16)	(1)
Net loss	$(8,244)	$(7,816)	$(34,759)	$(32,537)
Beneficial conversion feature	—	(11,443)	—	(11,443)
Net loss attributable to common shares	$(8,244)	$(19,259)	$(34,759)	$(43,980)

Earnings (loss) per common share:
Loss per common share - basic	$(0.50)	$(1.27)	$(2.11)	$(3.41)
Loss per common share - diluted	$(0.50)	$(1.27)	$(2.11)	$(3.41)
Weighted average common shares outstanding - basic	16,565	15,222	16,463	12,906
Weighted average common shares outstanding - diluted	16,565	15,222	16,463	12,906

Digimarc Corporation

Consolidated Balance Sheet Information

(in thousands)

(Unaudited)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents (1)	$13,789	$19,696
Marketable securities (1)	19,537	58,032
Trade accounts receivable, net	6,368	3,907
Loan receivable from related party	2,001	—
Other current assets	2,316	2,197
Total current assets	44,011	83,832
Marketable securities (1)	8,292	—
Property and equipment, net	2,875	3,272
Intangibles, net	6,611	6,612
Goodwill	1,114	1,114
Other assets	1,973	2,198
Total assets	$64,876	$97,028

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$4,727	$2,827
Deferred revenue	2,989	3,002
Note payable, current	—	3,947
Total current liabilities	7,716	9,776
Lease liability and other long-term liabilities	1,780	2,295
Note payable, long-term	—	1,118
Total liabilities	9,496	13,189

Commitments and contingencies

Shareholders' equity:
Preferred stock	50	50
Common stock	17	17
Additional paid-in capital	261,324	255,024
Accumulated deficit	(206,011)	(171,252)
Total shareholders' equity	55,380	83,839

Total liabilities and shareholders' equity	$64,876	$97,028

(1) Aggregate cash, cash equivalents, short- and long-term marketable securities was $41,618 and $77,728 at December 30, 2021 and 2020, respectively.

Digimarc Corporation

Consolidated Cash Flow Information

(in thousands)

(Unaudited)

	Twelve Month Information
	December 31,	December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(34,759)	$(32,537)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and write-off of property and equipment	1,370	1,531
Amortization and write-off of intangibles	678	771
Amortization of right of use assets under operating leases	493	470
Amortization of net premiums (discounts) on marketable securities	650	204
Gain on extinguishment of note payable	(5,032)	—
Stock-based compensation	11,936	9,115
Changes in operating assets and liabilities:
Trade accounts receivable	(2,647)	114
Other current assets	(119)	259
Other assets	(83)	(8)
Accounts payable and other accrued liabilities	2,078	512
Deferred revenue	(10)	(199)
Lease liability and other long-term liabilities	(671)	(170)
Net cash used in operating activities	(26,116)	(19,938)

Cash flows from investing activities:
Loan to related party	(2,000)	—
Purchase of property and equipment	(966)	(1,020)
Capitalized patent costs	(606)	(612)
Maturities of marketable securities	82,076	42,951
Purchases of marketable securities	(52,523)	(75,583)
Net cash provided by (used in) investing activities	25,981	(34,264)

Cash flows from financing activities:
Issuance of common stock, net of issuance costs	—	38,603
Issuance of preferred stock, net of issuance costs	—	16,888
Exercise of stock options	—	5,922
Proceeds from note payable	—	5,032
Purchase of common stock	(5,772)	(3,760)
Net cash provided by (used in) financing activities	(5,772)	62,685

Net increase (decrease) in cash and cash equivalents (2)	$(5,907)	$8,483

Cash, cash equivalents and marketable securities at beginning of period	77,728	36,817
Cash, cash equivalents and marketable securities at end of period	41,618	77,728
(2) Net increase (decrease) in cash, cash equivalents and marketable securities	$(36,110)	$40,911

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